Press Release	Source: Segmentz, Inc.

Segmentz, Inc. completes private placement of $10.7 million with Stonegate Securities

Tuesday May 11, 2004

TAMPA, Fla.--(BUSINESS WIRE)-May 11, 2004--Segmentz, Inc. (OTCBB:SEGZ - News):

Segmentz, Inc. (OTCBB:SEGZ - News), a provider of transportation and logistics management services to a select client base, ranging from mid-sized to Fortune 100 companies, today announced that it has completed a private placement of its securities with institutional investors, in which it raised approximately $10.7 million dollars.

Stonegate Securities, a NASD broker dealer, acted as an advisor to the company to complete a private placement in accordance with an exemption from registration under Regulation D, Rule 506, of the Securities Act of 1933, as amended, to 27 accredited investors as defined in Regulation D, Rule 501 (all investors were qualified institutional buyers), in which it raised gross proceeds of approximately $10,700,000.

Segmentz Chairman & CEO Allan J. Marshall commented, " We continue to meet our goals, both operationally and in funding the ongoing expansion and acquisition requirements we have set, and our engagement of Stonegate has met our expectations in every way. We have tender in the form of equity in a Company listed on the American Stock Exchange that we believe will enable us to leverage our acquisition capital, and we are adequately funded for the foreseeable requirements in the upcoming quarters."

About Segmentz, Inc.

Segmentz, Inc. is a provider of transportation and logistics management services to its target client base, ranging from mid-sized to Fortune 100 companies. The Company's services include regional outsourced trucking, time definite transportation, dedicated delivery and supply chain management services. The Company operates a network of terminals in the Southeast and Midwest United States. The Company is dedicated to providing services that are customized to meet its client's individual needs and flexible enough to cope with an ever-changing business environment. Segmentz, Inc. is publicly traded on the NASDAQ OTC-BB under the symbol SEGZ.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers' acceptance of our transportation products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the transportation and third party logistics market, increased competition, our ability to attract and retain qualified personnel, our ability to identify and successfully consummate future acquisitions; adverse changes in customer order patterns, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in Segmentz periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 31, 2003.

Contact:

Segmentz, Inc.

Allan Marshall, 813-989-2232

or

Investor Relations Contact: Hayden Communications, Inc.

Mark McPartland, 843-272-4653

Source: Segmentz, Inc.